Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the 22nd day of February, 2018, by and between BAR HARBOR BANKSHARES, a Maine corporation with its headquarters located in Bar Harbor, Maine (the “Company”), BAR HARBOR BANK & TRUST, a wholly-owned subsidiary of the Company (the “Bank”) (together, the “Employer”), and CURTIS C. SIMARD, residing at the address on file with the Employer (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer desires to employ the Executive, and the Executive desires to accept such employment upon the terms and conditions set forth herein, including, without limitation, the restrictive covenants in Sections 10 and 11 herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	DEFINITIONS.

                1.1. “Cause” shall mean any one or more of the following:

1.1.1.
The Executive’s conviction by a court of competent jurisdiction of a felony involving dishonesty or fraud on the part of the Executive in violation of applicable law in his relationship with the Employer or any willful misconduct by the Executive which is materially injurious to the Company, the Bank or any of their subsidiaries or affiliates, monetarily;

1.1.2.
Any failure by the Executive substantially to perform any reasonable directions of the Board of Directors of the Company or the Bank (other than failure resulting from Disability or death) in relation to a matter of material importance to the Company or to the Bank and that comply with applicable laws and regulations and that are consistent with his duties and responsibilities hereunder and the terms hereof, within thirty (30) days after delivery to the Executive by the respective Board of a written demand for substantial performance, which written demand shall specifically identify the manner in which the respective Board believes that the Executive has not substantially performed; or

1.1.3.
Intentionally providing materially false or misleading information to, or otherwise misleading in any material respect, the Board of Directors of the Company or the Bank (collectively and each individually, the “Board”) or any committee thereof.

1.2.            “Change in Control” shall mean the occurrence of any one of the following events:

1.2.1.
Any person, including a group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing more than fifty percent (50%) of the combined voting power of the Company’s or the Bank’s then outstanding securities, other than as a result of an issuance of securities initiated by the Company or the Bank in the ordinary course of its business; or

1.2.2.
The Company or the Bank is party to a Business Combination (as hereinafter defined) unless, following consummation of the Business Combination, more than fifty percent (50%) of the outstanding voting securities of the resulting entity are beneficially owned, directly or indirectly, by the holders of the Company’s or the Bank’s outstanding voting securities immediately prior to the Business Combination in substantially the same proportions as those existing immediately prior to the Business Combination; or

1.2.3.
The stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets to another person or entity that is not a wholly-owned subsidiary of the Company or the Bank.

For purposes of this Section 1.2, a Business Combination means any cash tender or exchange offer, merger or other business combination, sale of stock, or sale of all or substantially all of the assets, or any combination of the foregoing transactions.

For purposes of this Section 1.2, a Change in Control shall exclude any internal corporate change, reorganization, or other such event, and a purchase of securities or assets of the Company or the Bank by any employee benefit plan maintained by the Company or the Bank, which occurred prior to or may occur following the Effective Date of this Agreement.

1.3.            “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

1.4.            “Confidential Information” shall mean any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Company, the Bank, or any of their subsidiaries or affiliates, or the business of their customers, provided to the Executive, or which the Executive obtained or compiled or had obtained or compiled on his behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, or to those active in and/or knowledgeable of the banking and financial services industry, including, without limitation, but subject to the foregoing, the following:

1.4.1.	Financial information regarding the Company, the Bank, or any of their subsidiaries or affiliates;

1.4.2.
Personnel data, including compensation arrangements relating to the Executive or any other employees of the Company, the Bank, or any of their subsidiaries or affiliates (provided that the foregoing shall not restrict Executive’s right to disclose this Agreement to his advisors);

1.4.3.	Internal plans, practices, and procedures of the Company, the Bank, or any of their subsidiaries or affiliates;

1.4.4.
The names, portfolio information, investment strategies, requirements, lending or deposit information, or any similar information of any customers, clients, or prospects of the Company, the Bank, or any of their subsidiaries or affiliates to the extent the Company, the Bank, or any of their subsidiaries or affiliates is in discussions with any such prospect and to the extent that any such prospect is not generally known to those active in or knowledgeable of the banking and financial services industry;

1.4.5.	Business methods and marketing strategies of the Company, the Bank, or any of their subsidiaries or affiliates;

1.4.6.	Any other information expressly identified to Executive as confidential by the officers and directors of the Company, the Bank, or any of their subsidiaries or affiliates; and

1.4.7.
The terms and conditions of this Agreement and any documents or instruments executed in connection herewith that are not of public record (provided that the foregoing shall not restrict Executive’s right to disclose this Agreement to his advisors).

1.5.            “Disability” shall mean a condition: (a) which causes the Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months; or (b) which results in his receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.  Disability shall be deemed to exist only when the disability has been certified to the Board of Directors of the Company by a licensed physician approved by the Board of Directors of the Company.

1.6.	“Effective Date” shall mean the close of business on January 1, 2018.

1.7.            “Good Reason” shall mean the occurrence of one or more of the following events without the consent of the Executive:

1.7.1.	A material diminution in the Executive’s Base Compensation;

1.7.2.	A material diminution or adverse change in the Executive’s authority, duties, or responsibilities;

1.7.3.	A requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company or of the Bank, as applicable;

1.7.4.	A material diminution in the budget over which the Executive retains authority;

1.7.5.
A material change in the geographic location at which the Executive must perform a substantial portion of his services, which for purposes of this Agreement means a location that is more than one hundred (100) miles from Bar Harbor, Maine;

1.7.6.	Any failure to nominate the Executive as a member of the Board of Directors of the Company, the Bank or any of their subsidiaries or affiliates, to the extent the Executive is willing to so serve;

1.7.7.
Any other action or inaction that constitutes a material breach by the Employer of the Agreement or any attachment hereto or any other agreement under which the Executive provides services to the Employer or Employer provides compensation or benefits to Executive;

1.7.8.	Any delivery by the Company or the Bank of a Notice of Non-Renewal pursuant to Article 3 of this Agreement; or

1.7.9.
If Employer delivers a Notice of Termination for Cause pursuant to Section 7.1 and it is determined by an arbitrator pursuant to Section 13.4 that grounds for termination for Cause did not in fact exist.

1.8.            “Notice of Termination” shall mean the written communication provided to the other party in the event of the Executive’s termination of employment (i) by the Employer for Cause or on account of the Executive’s Disability or (ii) by the Executive for Good Reason.  A Notice of Termination must indicate the specific provisions in this Agreement upon which the applicable party relies as the basis for the termination of Executive’s employment and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of employment under the provisions so indicated.

1.9.            “Restrictive Period” shall mean the period commencing on the Effective Date and terminating on the first (1st) anniversary of the Executive’s termination of employment with the Company, the Bank, and all of their subsidiaries and affiliates, regardless of reason and whether or not pursuant to this Agreement.

2.	EMPLOYMENT.

As of the Effective Date, the Employer hereby continues to employ the Executive, and the Executive hereby accepts employment by the Employer, as the President and Chief Executive Officer of the Company and the Bank on the terms and conditions specified herein.

3.	TERM OF EMPLOYMENT.

3.1.            Term.  The Executive’s employment shall be for a term of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (as the same may be extended from time to time in accordance with the terms hereof, the “Term”), unless terminated sooner pursuant to this Agreement or unless extended year-to-year pursuant to this Agreement.  The Employer agrees to notify the Executive in writing not less than ninety (90) days prior to the first anniversary of the Effective Date (namely, on or before September 30, 2018) if it does not intend to extend the Term of this Agreement (and such written notice a “Notice of Non-Renewal”) and thereafter not less than ninety (90) days prior to each successive anniversary of the Effective Date.  For purposes of illustration and the avoidance of doubt, if the Employer fails to provide the Executive with a Notice of Non-Renewal by September 30, 2018, the Term shall automatically extend to December 31, 2021 and if the Employer fails to provide the Executive with a Notice of Non-Renewal by September 30, 2019, the Term shall automatically extend to December 31, 2022.

3.2.            Extension.  In the absence of delivery of a Notice of Non-Renewal by the Employer delivered pursuant to Section 3.1, the Agreement shall be automatically extended for additional one (1)-year terms commencing on the applicable anniversary of the Effective Date and the Term shall be extended accordingly. After the initial extension of the Term, the Employer agrees to a like notice period and subsequent extensions of this Agreement year-to-year, unless and until the Employer and the Executive shall mutually agree to modify the terms of this Agreement. During any extension of this Agreement, as provided herein, all other provisions of this Agreement shall remain in effect.

3.3.            Expiration.  Upon expiration of this Agreement at the end of the Term (as extended from time to time) following delivery of a Notice of Non-Renewal in accordance with Section 3.1, the Executive’s employment with the Employer shall cease, and this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.1 and Section 8.3 in the event the Executive elects to terminate this Agreement for Good Reason following delivery of a Notice of Non-Renewal.

4.	RESPONSIBILITIES AND OTHER ACTIVITIES.

The Executive shall continue to be employed as the President and Chief Executive Officer of the Company and the Bank as of the Effective Date.  In such roles, the Executive shall undertake the overall management, responsibilities, and duties related to these positions as defined by the Board of Directors of the Company or of the Bank, as applicable, and summarized in the job description attached hereto as Exhibit A.  The Executive shall faithfully perform the duties of his positions as described herein; shall devote substantially all of his business time and energies to the business and affairs of the Employer; and shall use his best efforts, skills, and abilities to promote the Employer’s interests.  The Executive may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that would adversely affect the Executive’s performance of his responsibilities and duties hereunder or conflict with the business of the Employer for the benefit of any person or entity, unless the Executive receives the prior written consent of the Employer.  Executive will also serve as a member of the Board of Directors of the Company and of the Bank, subject to any required approval by shareholders.  No additional compensation shall be paid for such services.

5.	COMPENSATION.

5.1.            Base Compensation.  The Employer shall pay the Executive an annual base salary of not less than Six Hundred and Five Thousand Dollars ($605,000) (“Base Compensation”).  The Base Compensation shall be paid in substantially equal installments in accordance with the Employer’s compensation policies and procedures on the payroll dates established by the Employer for its senior executive officers.  The Base Compensation shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors and may be adjusted in the Company’s sole discretion, provided that the Base Compensation may not be adjusted downwards during the Term.

5.2.            Other Compensation.

5.2.1.	The Executive shall be a participant in the Company’s Annual Incentive Plan and Long Term Incentive Plan, as may be amended from time to time in the Company’s sole discretion.

5.2.2.
The Executive shall be eligible to participate in any performance compensation plans agreed upon by the parties during the Term of this Agreement in concert with the Employer’s evolving goals and objectives.

6.	OTHER BENEFITS.

6.1.            Benefits.  The Executive shall be eligible to participate in such medical, dental, disability, retirement, life insurance, and other employee benefits on the same basis as may be provided to other similarly-situated employees of the Employer in addition to the benefits otherwise provided herein.  As to all other benefits to which the Executive may be entitled in parity with all other employees, such benefits may be created, changed, or terminated from time to time in the Employer’s sole discretion.

6.2.            Vacation.  The Executive shall be entitled to (a) five (5) weeks of paid vacation and (b) reasonable sick leave benefits consistent with the Employer’s sick leave policies.

6.3.            Additional Benefits.  The Company further agrees to provide Executive with a stipend at an annual rate of Fifteen Thousand Dollars ($15,000) (payable monthly during the Term) for all costs associated with the purchase or leasing of a motor vehicle (including all maintenance, insurance, and gas costs).  Employer shall also pay the cost of all dues associated with Executive’s membership in area golf, yacht, or tennis clubs as well as the cost of the reasonable travel expenses associated with Executive’s spouse’s attendance at business conferences with Executive, with the value of such benefits imputed to the Executive according to applicable tax requirements.

6.4.            Reimbursements.  The Employer shall reimburse the Executive for all ordinary and necessary business expenses described in Code Section 62(a)(2)(A) which are incurred by the Executive in the performance of his duties hereunder and which are subject to reimbursement in accordance with the Employer’s policies; provided, however, that: (i) such expenses shall be reimbursed no later than the end of the calendar year following the calendar year in which the expenses were incurred, with the expectation that such amounts shall be reimbursed by the end of the calendar month following the year in which the expenses were incurred; (ii) the amount of such expenses eligible for reimbursement in one calendar year cannot affect the amount of such expenses eligible for reimbursement in another calendar year; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.	TERMINATION.

This Agreement may terminate prior to the expiration of the Term in accordance with this Section 7.

7.1.            By the Employer For Cause.  The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time for Cause.  Such termination shall be effective immediately upon Notice of Termination to the Executive.  If the Employer terminates the Executive’s employment for Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.2.            By the Employer Without Cause.  The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time by giving the Executive thirty (30) days’ prior written notice of his termination of employment.  The Executive’s termination of employment shall occur on the date specified in such written notice.  If the Employer terminates the Executive’s employment without Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Sections 8.3 and 8.5.

7.3.            By the Executive without Good Reason.  The Executive may elect to terminate this Agreement and voluntarily resign his employment at any time for any reason by giving the Employer not less than thirty (30) days’ prior written notice of his termination of employment.  The Executive’s termination of employment shall occur on the date specified in such written notice, unless the Employer elects to terminate the Executive’s employment as of a date prior thereto.  If the Executive terminates this Agreement pursuant to this Section 7.3 during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.4.            By the Executive for Good Reason.  The Executive may elect to terminate this Agreement and his employment for Good Reason.  Before the Executive may terminate this Agreement for Good Reason, the Executive must provide the Employer with a Notice of Termination describing the existence of the condition or conditions giving rise to Good Reason no later than ninety (90) days after the date of the initial occurrence of such condition or conditions, and the Employer must have failed to remedy such condition or conditions within the thirty (30)-day period following such Notice of Termination.  If the Executive terminates this Agreement for Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Sections 8.3 and 8.5.

7.5.            Death.  The Executive’s employment shall terminate on account of the Executive’s death.  If the Executive’s employment is terminated on account of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s estate or other legal representatives under this Agreement, except as provided under Section 8.4.

7.6.            Disability.  The Employer may elect to terminate this Agreement and to terminate the Executive’s employment on account of the Executive’s Disability.  Such termination shall be effective immediately upon Notice of Termination to the Executive.  If the Executive’s employment is terminated on account of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.4.

8.	PAYMENTS TO EXECUTIVE UPON TERMINATION.

8.1.            Generally.  Regardless of the reason for any termination of this Agreement and subject to this Section 8, the Executive (or the Executive’s estate or other legal representatives if the Agreement terminates on account of the Executive’s death) shall be entitled to receive (together, “Accrued Benefits”):

8.1.1.
Payment of the Executive’s earned but unpaid Base Compensation (including, without limitation, all items which constitute wages under applicable law) as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s compensation policies and procedures but in no event later than the date required by applicable law;

8.1.2.
Payment of the Executive’s earned but unused vacation time as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s vacation pay policy; and

8.1.3.
All rights and benefits (if any) to which the Executive is entitled due to his termination of employment as required independent of this Agreement by the terms of any employee benefit plans and programs of the Company or of the Bank in existence as of the date of the Executive’s termination of employment, such as all equity plans, the Annual Incentive Plan, the Long-Term Executive Incentive Plan or any other Company or Bank incentive plan, with such rights and benefits to be determined in accordance with the terms of such plans and programs and the terms hereof.

8.2.            Termination by the Employer for Cause or by the Executive without Good Reason.  If the Employer terminates the Executive’s employment for Cause pursuant to Section 7.1 or the Executive terminates his employment without Good Reason pursuant to Section 7.3, the Executive shall be entitled to receive payment of his Accrued Benefits.

8.3.            Termination by the Employer without Cause or by the Executive for Good Reason.  If the Employer terminates the Executive’s employment without Cause pursuant to Section 7.2 or the Executive terminates his employment for Good Reason pursuant to Section 7.4, the Executive shall be entitled, subject to Section 8.7, to receive:

8.3.1.	Payment of his Accrued Benefits;

8.3.2.
Lump sum payment equal to the Executive’s Base Compensation (as of the effective date of the Executive’s termination of employment) that would have been paid to the Executive during the remaining unexpired Term (as extended from time to time, year-to-year, in accordance with the terms hereof), with such payment to be made on the fifth (5th) business day following the Executive’s termination of employment without discounting for early payment;

8.3.3.
Continued medical, health, dental, and vision insurance benefits to which the Executive and his eligible dependents, if any, were entitled under such plans immediately prior to the date of the Executive’s termination of employment, for the greater of (i) the remaining unexpired Term, as extended from time to time, year-to-year, in accordance with the terms hereof or (ii) the period to which the Executive would be entitled to continue coverage under the Employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (such longer period, the "Continuation Period"), where during the Continuation Period the Executive shall be required to make the same premium contributions that he was required to make immediately prior to his termination of employment; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section 8.3.3 would cause a group health plan maintained for the officers or employees of the Employer to fail to comply with Section 2716 of the Public Health Service Act, the nondiscrimination rules of Code Section 105(h)(2), or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit; provided, further, that notwithstanding the foregoing, the benefit under this Section 8.3.3 shall cease and shall no longer be available upon the Executive’s commencement of employment with another employer in all events;

8.3.4.
Payment of a pro-rated share of any incentive compensation (including cash) earned for the calendar year in which the Executive’s employment is terminated without Cause or for Good Reason under any Annual Incentive Plans in effect as of the date of termination; and

8.3.5.
The immediate vesting of 100% of any and all time-based restricted stock or other equity issued pursuant to or under any Long Term Executive Incentive Program plus any and all of outstanding performance-based grants of restricted stock, options or other equity will vest at 100% of the applicable target under any Long Term Executive Incentive Programs in effect as of the date of termination, in each case notwithstanding anything to the contrary in any such programs.

If the Executive shall die prior to the receipt of all such payments under this Section 8.3, the remainder of such payments shall be paid to his surviving spouse or, if he has no surviving spouse, to his estate.

Notwithstanding the above, the amounts described in Section 8.3.2 that are payable subsequent to the Executive’s termination of employment shall not be paid or commence to be paid to the Executive prior to the first payroll date that is six (6) months after the date on which the Executive incurs a termination of employment with the Employer, but only to the extent that such amounts exceed two (2) times the lesser of: (A) the Executive’s annualized compensation based on the Executive’s Base Compensation for the calendar year preceding the calendar year in which the Executive incurs a termination of employment; or (B) the limitation on compensation set forth in Code Section 401(a)(17) for the calendar year in which the Executive incurs a termination of employment (the “Exemption Amount”).  Any amount described in Section 8.3.2 that would be payable within the first six (6) months following the Executive’s termination of employment without regard to this paragraph and that is not applied against the Exemption Amount shall be paid in a lump sum on the first payroll date that is six (6) months after the date of the Executive’s termination of employment.

8.4.            Termination due to Death or Disability.  In the event of termination of this Agreement on account of the Executive’s death or on account of the Executive’s Disability pursuant to Section 7.6, the Executive or the Executive’s estate or other legal representatives shall be entitled to receive payment of the Executive’s Accrued Benefits.

8.5.            Termination in Connection with a Change in Control.  Notwithstanding the other provisions of this Section 8, in the event that (a) the Employer (or its successor) terminates the Executive’s employment without Cause (excluding termination on account of death or Disability), or the Executive terminates his employment for Good Reason; and (b) such termination of the Executive’s employment occurs in anticipation of or within the twelve (12)-month period after a Change in Control, then the Employer shall pay, subject to Section 8.7, the Executive the severance benefits described in this Section 8.5 in lieu of the benefits described in Section 8.3.  The Executive’s termination of employment shall be deemed to be in anticipation of a Change in Control for purposes of this Section 8.5 if it occurs within the six (6)-month period prior to the occurrence of the Change in Control.

In addition to any Accrued Benefits owed, the severance benefits described in this Section 8.5 shall include the following:

8.5.1.
Lump sum payment equal to three (3) times the Executive’s Base Compensation as of the effective date of the Executive’s termination of employment plus three (3) times the Executive’s target annual bonus for such year, with such payment to be made on the fifth (5th) business day following the Executive’s termination of employment;

8.5.2.
Continued medical, health, dental, and vision insurance benefits to which the Executive and his eligible dependents, if any, were entitled under such plans immediately prior to the date of the Executive’s termination of employment, for the greater of (i) a period of thirty-six (36) months or (ii) the period to which the Executive would be entitled to continue coverage under the Employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (such longer period, the “Continuation Period”), where during the Continuation Period the Executive shall be required to make the same premium contributions that he was required to make immediately prior to his termination of employment; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section 8.5.2 would cause a group health plan maintained for the officers or employees of the Employer to fail to comply with Section 2716 of the Public Health Service Act, the nondiscrimination rules of Code Section 105(h)(2), or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit; provided, further, that notwithstanding the foregoing, the benefit under this Section 8.5.2 shall cease and shall no longer be available upon the Executive’s commencement of employment with another employer;

8.5.3.
Payment of a pro-rated share of any incentive earned for the calendar year in which the Executive’s employment is terminated without Cause or for Good Reason under any based on Annual Incentive Plans in effect as of the date of termination; and

8.5.4.
The immediate vesting of 100% of any and all time-based restricted stock or other equity issued pursuant to or under any Long Term Executive Incentive Program plus any and all of outstanding performance-based grants of restricted stock, options or other equity will vest at 100% of the applicable target under any Long Term Executive Incentive Programs in effect as of the date of termination, in each case notwithstanding anything to the contrary in any such programs.

If the Executive shall die prior to the receipt of all such payments under this Section 8.35, the remainder of such payments shall be paid to his surviving spouse or, if he has no surviving spouse, to his estate.

8.6.            No Mitigation.  The Executive shall not be required to mitigate the amount of any severance benefits described in this Section 8 by seeking other employment, other than as provided in Sections 8.3.3 and 8.5.2 hereof.

8.7.            Release.  Payment and provision of the benefits described in Sections 8.3.2, 8.3.3, 8.3.4, 8.3.5, 8.5.1, 8.5.2, 8.5.3, and 8.5.4 hereof (the “Severance Payments”) are subject to the Executive’s execution and delivery to the Employer of a general release, in a form acceptable to the Employer and the Executive, within forty five (45) days of the Executive’s termination of employment, which has (and not until it has) become irrevocable, satisfactory to the Employer in the reasonable exercise of its discretion, releasing the Company, the Bank, their subsidiaries, their affiliates, and their Directors, officers, and employees, from any and all claims or potential claims arising from or related to the Executive’s employment with the Employer or termination of employment.  Notwithstanding payment timing provisions to the contrary in this Agreement but still subject to the requirements of the preceding sentence, the Severance Payments shall commence on the Employer’s first regular payroll date occurring on or after the sixtieth (60th) date following the Executive’s termination of employment (the “First Payroll Date”), with amounts otherwise payable under the Employer’s normal payroll procedures prior to the First Payroll Date, to be paid in lump sum on the First Payroll Date without interest thereon.

9.	CODE SECTIONS 280G AND 4999.

Notwithstanding anything contained herein to the contrary, in the event it shall be determined that any payment or distribution made at any time by the Company, the Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Company or the Bank is a member, to or for the benefit of the Executive (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise) (a "Payment") would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), such Payment shall be reduced to the extent necessary to ensure that no portion of such Payment will be non-deductible to the Employer by Code Section 280G or will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Payment”), and the Executive shall have no further rights or claims with respect to an amount in excess of the Reduced Payment.  If a Payment is reduced pursuant to this Section 9, the Employer shall reduce or eliminate the following portions of the Payment in successive order to reach the Reduced Payment: (i) first, the benefits portion of the Payment, (ii) then, the cash portion of the Payment, and (iii) then, the equity portion of the Payment.  Any determination required under this Section 9 (including, without limitation, the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and its tax advisors, whose determination shall be conclusive and binding upon the Executive.

10.	CONFIDENTIALITY.

10.1.            The Executive recognizes and acknowledges that certain assets of the Company, the Bank, and their affiliates or subsidiaries constitute Confidential Information.

10.2.            The Executive shall not, without the prior written consent of the Company, the Bank, or any of their subsidiaries or affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information, except in connection with any dispute that arises between the Company and/or the Bank and the Executive, in which case such disclosure may be made to the extent necessary to the Executive’s personal legal advisers and to courts having jurisdiction over such matters.

10.3.            Upon termination of employment, the Executive hereby agrees to deliver promptly to the Company, the Bank, or any of their subsidiaries or affiliates all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing Confidential Information, whether made or compiled by the Executive or furnished to him from any source by virtue of the Executive’s relationship with the Company, the Bank, or any of their subsidiaries or affiliates.

10.4.            Regardless of the reason for his cessation of employment, the Executive will furnish such information as may be in the Executive’s possession and will cooperate with the Company, the Bank, or any of their subsidiaries or affiliates as may reasonably be requested in connection with any claims or legal actions in which the Company, the Bank, or any of their subsidiaries or affiliates are or may become a party.  The Employer will reimburse the Executive for any reasonable out-of-pocket expenses the Executive incurs in order to satisfy his obligations under this Section 10.4.

11.	NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT.

11.1.            In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Restrictive Period and within a fifty (50) "air" mile radius from any location in which the Company, Bank or any subsidiary or affiliate of either maintains an office as of the date of termination of employment (the “Restricted Territory”), the Executive shall not, without specific written approval of the Employer, directly or indirectly:

11.1.1. Engage in any brokerage, trust, banking, or other financial services as an owner, employee, consultant, representative, or in any other capacity;

11.1.2. Directly or indirectly request or advise any past, present, or future customers of the Company, the Bank, or any of their subsidiaries or affiliates to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their subsidiaries or affiliates;

11.1.3. Directly or indirectly cause, suggest, or induce others to call on any past, present, or future customers of the Company, the Bank, or any of their subsidiaries or affiliates; or

11.1.4. Canvas, solicit, or accept any business on behalf of any other bank, trust, or other financial services business operating within the Restricted Territory, other than the Company, the Bank, or any of their subsidiaries or affiliates, from any past or present customer of the Company, the Bank, or any of their subsidiaries or affiliates.

11.2.            During the Restrictive Period, the Executive shall not, directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with, any other person, partnership, or corporation, solicit, entice, hire, or attempt to hire or employ any employee of the Company, the Bank, or any of their subsidiaries or affiliates.

11.3.            During the Restrictive Period, the Executive shall not, directly or indirectly, make any statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to the Company, the Bank, or any of their subsidiaries or affiliates (including any successor to the Company, the Bank, or any of their subsidiaries or affiliates by merger or acquisition or any of such successor’s affiliates), or to any director, officer, controlling shareholder, member, employee or agent of any of the foregoing.

11.4.            Other Agreements.  The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party, including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or other party.  Prior to the Effective Date hereof, the Executive has provided copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which he is a party to the Employer in order to ensure compliance with this Section 11.44.

12.	REFORMATION AND INJUNCTIVE RELIEF.

12.1.            Reformation.  All the parties hereto acknowledge that the parties have carefully considered the nature and scope of this Agreement.  The activities, period, and area covered by Sections 10 and 11 are expressly acknowledged and agreed to be fair, reasonable, and necessary.  To the extent that any covenant contained in Sections 10 and 11 is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal, and enforceable to the fullest extent of the law.

12.2.            Injunctive Relief.  The Executive acknowledges and agrees that, upon any breach by the Executive of his obligations under Sections 10 and 11 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief, notwithstanding Section 13 hereof.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Executive.

13.	MEDIATION AND ARBITRATION.

13.1.            Generally.  If the Executive and the Employer have any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement, or any other dispute arising out of this Agreement, every reasonable attempt will be made to resolve any differences or dispute within thirty (30) days of an issuance of written notice by either party to the other party.  If a successful resolution of any differences or dispute has not been achieved to the satisfaction of both parties at the end of the thirty (30)-day period, the steps outlined in the following Sections 13.2, 13.3, and 13.4 shall apply.

13.2.            ADR. Except as otherwise expressly provided hereunder, the parties agree that any and all disputes arising out of the Executive’s employment, or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance, or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement ("ADR").  The initiation of ADR shall first require mediation, and the parties agree to first try to settle any dispute through mediation.  Mediation shall be initiated by either party by the serving of a written notice of intent to mediate (a "Mediation Notice") by one party upon the other.  If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration.  Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an "Arbitration Notice") by one party upon the other.

13.3.            Mediation.  In the event that a party wishes to initiate ADR, a Mediation Notice must be served on the other party within six (6) months from the date on which the claim arose.  If the parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.

13.4.            Arbitration.  In the event that mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  There shall be a single arbitrator to be agreed upon by the parties; provided that, if the parties are unable to agree upon a single arbitrator, the Executive and the Employer shall each name an arbitrator, and the two (2) arbitrators so named shall name a third (3rd) arbitrator.  The arbitration proceedings shall be heard by the arbitrator(s), and the decision of the arbitrator, or of a majority of the panel if one has been selected, shall be final and binding on the parties.  Judgment upon the arbitration award may be entered in any court of competent jurisdiction.  An Arbitration Notice must be served on the other party within one (1) year from the date on which the claim arose, and failure to bring such a claim within such one (1)-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it.  All mediation and arbitration proceedings shall be conducted in Bangor, Maine, unless the parties otherwise agree in writing.

13.5.            Costs.  The cost of any mediation proceeding will be paid entirely by the Employer and the cost of any arbitration proceeding shall be shared equally by the parties to the dispute with each party being responsible for its own cost of representation and counsel in either circumstance. Notwithstanding the foregoing, the Employer shall pay the full cost of any arbitration proceeding and shall also pay the Executive’s reasonable costs and expenses of representation and counsel if the dispute is resolved in favor of the Executive (whether by mediation or arbitration).

14.	NOTICES.

All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid.  Any such notice will be sent as follows:

To the Employer:
Bar Harbor Bankshares
ATTN: Human Resources Department
82 Main Street
P.O. Box 400
Bar Harbor, ME 04609

Fax: (207) 288-2811
Email: msawyer@bhbt.com

With copies to:

Richard Schaberg, Esq.
Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, DC 20004

Fax: (202) 637-5671
Email: richard.schaberg@hoganlovells.com

To the Executive:	At the address on file with the Employer

15.	SUCCESSORS AND ASSIGNS.

15.1.            The rights and obligations of the Executive hereunder are not assignable or delegable, and any such assignment or delegation will be null and void, provided, however, that in the event of his death any and all amounts due Executive hereunder shall be paid to his surviving spouse, or if he has no surviving spouse, to his estate, including without limitation any amounts due Executive under Section 8 hereof.

15.2.            This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, beneficiaries, heirs, and personal representatives.

15.3.            The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place.  Each such successor shall execute a written agreement evidencing its assumption of the Employer’s obligations under this Agreement prior to the effective date of any such purchase, merger, consolidation, or other transaction.

15.4.            The failure of the Employer to obtain from each successor the written agreement described in Section 15.3 shall be deemed to be a material breach of the obligations of the Employer under this Agreement, and shall entitle the Executive to incur a separation from service for Good Reason pursuant to Section 7.4.

15.5.            As used in this Section 15, the Employer shall include the Company, the Bank, and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation, or otherwise) which executes and delivers the written agreement described in Section 15.3 or which otherwise becomes bound by all the terms and provisions of this Agreement.

16.	SURVIVAL.

Notwithstanding anything contained herein to the contrary, the provisions of this Agreement which by their terms are to be performed subsequent to termination, including, without limitation, Sections 8, 10, 11, 12, and 13 and this Section 16, shall survive the termination of this Agreement and shall remain fully enforceable.

17.	NON-DUPLICATION.

In the event that the Executive shall perform services for the Company, the Bank, and/or any of their direct or indirect subsidiaries, any compensation or benefits provided to the Executive by such employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Employer hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to the Executive for all services rendered to the Company, the Bank, and any of their direct or indirect subsidiaries.

18.	CODE SECTION 409A.

18.1.            The Executive and the Employer acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Code Section 409A and the regulations thereunder or qualify for an exception from compliance.  To that end, the Executive and the Employer agree that:

18.1.1. The Executive will be deemed to have a date of termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A;

18.1.2. The expense reimbursements described in Section 6.4 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

18.1.3. The payments described in Sections 8.1.1 and 8.1.2 are intended to be excepted from compliance with Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(3) as payment made pursuant to the Employer’s customary payment timing arrangement;

18.1.4. The benefits and payments described in Section 8.1.3 are expected to comply with or be excepted from compliance with Code Section 409A on their own terms; and

18.1.5. The welfare benefits provided in kind under Section 8.5.2 are intended to be excepted from compliance with Code Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income.

18.2.            With respect to payments under this Agreement, for purposes of Code Section 409A, each severance payment (if there is more than one payment) will be considered one of a series of separate payments.  The Executive and the Employer further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).  In the case of a payment that is not excepted from compliance with Code Section 409A and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A.

19.	COMPLIANCE WITH FDI ACT.

Notwithstanding anything contained herein to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

20.	GENERAL PROVISIONS.

20.1.            Entire Agreement.  This Agreement and the attachments hereto (including all Annual Incentive Plans) constitute the entire understanding and agreement between the parties hereto with respect to the Employer’s employment of the Executive, and supersede and revoke any and all prior agreements and understandings, whether oral or written, between the parties relating to the subject matter of this Agreement.

20.2.            Withholding.  The Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state, or other law, and transmit such withheld amounts, as appropriate, to the appropriate taxing authorities.

20.3.            Governing Law.  This Agreement shall be interpreted under, subject to, and governed by the substantive laws of the State of Maine, without giving effect to provisions thereof regarding conflict of laws.

20.4.            Modification and Waiver.  This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.  Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A and shall be subject to amendment in the future, in such manner as the Employer and the Executive may deem necessary or appropriate to effect such compliance; provided, that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.  No term or condition of this Agreement shall be deemed to have been waived, except by written instrument of the party charged with such waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.

20.5.            Cooperation.  Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

20.6.            Captions.  The captions appearing in this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

20.7.            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall automatically be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

20.8.            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will together constitute one and the same instrument.

20.9.            Costs. The Employer shall pay the Executive all reasonable legal costs and expenses the Executive may incur in connection with the preparation, review and negotiation of this Agreement upon substantiation of the such fees and expenses in accordance with the reimbursement policies of the Employer, provided that in no event shall the aggregate amount of such reimbursement exceed Ten Thousand Dollars ($10,000).

21.	ACKNOWLEDGEMENT.

The Executive acknowledges that he has had a full and complete opportunity to review the terms, enforceability, and implications of this Agreement; that he has had a full and complete opportunity to present it to competent legal counsel for review; and that the Employer has not made any representations and warranties to the Executive concerning the terms, enforceability, and implications of this Agreement other than as reflected in this Agreement.

[Remainder of page intentionally blank.
Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Witness: /s/ Kenneth E. Smith ____________________________	BAR HARBOR BANKSHARES /s/ David B. Woodside By: ________________________________________ Name: David B. Woodside Title: Chairman of the Board
Witness: /s/ Kenneth E. Smith ____________________________	BAR HARBOR BANK & TRUST /s/ David B. Woodside By: ________________________________________ Name: David B. Woodside Title: Chairman of the Board
Witness: /s/ Kenneth E. Smith ____________________________	EXECUTIVE /s/ Curtis C. Simard ____________________________________________ Name: Curtis C. Simard Title: President and Chief Executive Officer

EXHIBIT A

BAR HARBOR BANKSHARES
And Subsidiaries

POSITION DESCRIPTION

Position Title:	President and Chief Executive Officer

Reports to:	Board of Directors

Direct Supervision and Guidance for:
•	Executive Vice President, Chief Financial Officer & Treasurer
•	Executive Vice President, Chief Risk Officer & Chief Operating Officer
•	Executive Vice President(s), Business Banking
•	Executive Vice President, Retail Banking
•	President, Bar Harbor Trust Services and Charter Trust Company
•	Executive Vice President, Human Resources
•	Senior Vice President- Marketing Director
•	Executive Administrative Assistant & Board Secretary

Overall Accountabilities:
The President/Chief Executive Officer is responsible for the overall direction and administration of programs, products, and services provided by the Bank, including the Bank's financial performance, credit quality, business development, operations, regulatory compliance, and enterprise risk management. The position ensures that all aspects of the Bank's activities operate in a safe and sound manner.

Utilizes proven abilities across various sectors of financial institutions in being responsible for managing and coordinating all Company activities.  This involves working with the Board and Executive Management to set the strategy and ensure timelines are appropriately met.  The objective is to provide strong profitability for the benefit of the shareholders, customers, employees, and the communities within the Company’s service area.  However, this must be balanced with performing in a safe and sound environment with proper controls and risk management culture.

Responsible for frequent communication as the principal representative for the Company with internal and external constituencies including employees, the Board of Directors, shareholders, customers, the press, business community, industry associations, political delegations, and government agencies.

Knowledge, Abilities, and Skills:

Possesses proven leadership and supervisory experience, negotiating ability, management effectiveness, and communication skills at a level commensurate with a Chief Executive Officer position.  Has demonstrated strong analytical and problem solving skills with a solid understanding of balance sheet management, risk management, operations, appropriate financial controls, and responsibilities required as a Chief Executive Officer of a public company.

Holds a degree in Business Administration, Economics, Finance, or related field with a minimum of five years’ experience in a similar or related position.

Primary Responsibilities include:

•	Serving as a member of the Board of Directors and actively participating in assigned committees.
•	Responsible for the overall development and implementation of near and long term strategic objectives for the Company through collaboration with the Board of Directors.
•	Providing overall leadership, guidance, and management direction and control of the institution to all team members in establishing and carrying out objectives, policies, and plans.
•	Directing or participating in a variety of internal management, oversight committees, and project teams to meet required strategic objectives.
•	Participating in business and customer relations calling programs. Meeting with present and perspective customers representing the Company and its services.
•	Representing the Company in shareholder related events, communicating the strategies of the Company in various economic environments and the Company’s effectiveness in meeting these strategies.
•
Ability to effectively communicate with various constituencies both verbally and in written or presentation formats, determining the appropriate format for each.  Must possess extensive leadership versatility and an ability to relate with and understand varying mindsets within a diverse organization.

•	Participating in professional organizations and civic groups to enhance the Company’s visibility.

This description is a summary of major responsibilities and is not intended to include all duties and responsibilities assigned.